Exhibit 23

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-68196, 333-63597 and 333-125672) of Hickok Incorporated (the "Company") of our report dated February 14, 2018, related to the consolidated balance sheets as of December 31, 2017, September 30, 2017 and 2016, and the related consolidated statements of income, stockholders' equity, and cash flows for the three months ended December 31, 2017 and each of the years in the three-year period ended September 30, 2017, which appear in this Form 10-K/T.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, Ltd.
Independent Registered Public Accounting Firm
Cleveland, Ohio

February 14, 2018